Exhibit 99.1

DESCRIPTION OF GOVERNMENT REGULATIONS

The ownership and operation of casino gaming facilities are subject to extensive state and local regulations. We are required to obtain and maintain gaming licenses in each of the jurisdictions in which we conduct gaming. The limitation, conditioning or suspension of gaming licenses could (and the revocation or non-renewal of gaming licenses, or the failure to reauthorize gaming in certain jurisdictions, would) materially adversely affect our operation in that jurisdiction. In addition, changes in law that restrict or prohibit our gaming operations in any jurisdiction could have a material adverse effect on us.

Louisiana

In July 1991, Louisiana enacted legislation permitting certain types of gaming activity on certain rivers and waterways in Louisiana. The legislation granted authority to supervise riverboat gaming activities to the Louisiana Riverboat Gaming Commission and the Riverboat Gaming Enforcement Division of the Louisiana State Police. The Louisiana Riverboat Gaming Commission was authorized to hear and determine all appeals relative to the granting, suspension, revocation, condition or renewal of all licenses, permits and applications. In addition, the Louisiana Riverboat Gaming Commission established regulations concerning authorized routes, duration of excursions, minimum levels of insurance, construction of riverboats and periodic inspections. The Riverboat Gaming Enforcement Division of the Louisiana State Police was authorized to investigate applicants and issue licenses, investigate violations of the statute and conduct continuing reviews of gaming activities.

In May 1996, regulatory oversight of riverboat gaming was transferred to the Louisiana Gaming Control Board, which is comprised of nine voting members appointed by the governor. The Louisiana Gaming Control Board now oversees all licensing matters for riverboat casinos, land-based casinos, racinos, video poker and certain aspects of Native American gaming other than those responsibilities reserved to the Louisiana State Police.

The Louisiana Gaming Control Board is empowered to issue up to 15 licenses to conduct gaming activities on a riverboat in accordance with applicable law. However, no more than six licenses may be granted to riverboats operating from any one designated waterway.

The Louisiana State Police continues to be involved broadly in gaming enforcement and reports to the Louisiana Gaming Control Board. Louisiana law permits the Louisiana State Police, among other things, to continue to (1) conduct suitability investigations, (2) audit, investigate and enforce compliance with standing regulations, (3) initiate enforcement and administrative actions and (4) perform “all other duties and functions necessary for the efficient, efficacious, and thorough regulation and control of gaming activities and operations” under the Louisiana Gaming Control Board’s jurisdiction.

Louisiana gaming law specifies certain restrictions relating to the operation of riverboat gaming, including the following:

•	agents of the Louisiana State Police are permitted on board at any time during gaming operations;

•	gaming devices, equipment and supplies may only be purchased or leased from permitted suppliers and, with respect to gaming equipment, from permitted manufacturers;

•	gaming may only take place in the designated gaming area while the riverboat is docked on a designated river or waterway;

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gaming equipment may not be possessed, maintained or exhibited by any person on a riverboat except in the specifically designated gaming area or in a secure area used for inspection, repair or storage of such equipment;

•	wagers may be received only from a person present on a licensed riverboat;

•	persons under 21 are not permitted in designated gaming areas;

•	except for slot machine play, wagers may be made only with tokens, chips or electronic cards purchased from the licensee aboard a riverboat;

•	licensees may only use docking facilities and routes for which they are licensed and may only board and discharge passengers at the riverboat’s licensed berth;

•	licensees must have adequate protection and indemnity insurance;

•	licensees must have all necessary federal and state licenses, certificates and other regulatory approvals prior to operating a riverboat; and

•	gaming may only be conducted in accordance with the terms of the license and Louisiana law.

To receive a gaming license in Louisiana, an applicant must be found to be a person of good character, honesty and integrity and a person whose prior activities, criminal record, if any, reputation, habits and associations do not (1) pose a threat to the public interest of the State of Louisiana or to the effective regulation and control of gaming or (2) create or enhance the dangers of unsuitable, unfair or illegal practices, methods and activities in the conduct of gaming or the carrying on of business and financial arrangements of gaming activities. In addition, the Louisiana Gaming Control Board will not grant a license unless it finds that, among other things:

•	the applicant can demonstrate the capability, either through training, education, business experience or a combination of the preceding, to operate a gaming operation;

•	the proposed financing of the riverboat and the gaming operations is adequate for the nature of the proposed operation and is from a suitable and acceptable source;

•	the applicant demonstrates a proven ability to operate a vessel of comparable size, capacity and complexity to a riverboat so as to ensure the safety of its passengers;

•	the applicant submits with its application for a license a detailed plan of design of the riverboat;

•	the applicant designates the docking facilities to be used by the riverboat;

•	the applicant shows adequate financial ability to construct and maintain a riverboat; and

•	the applicant has a good faith plan to recruit, train and upgrade minorities in all employment classifications.

An initial license to conduct riverboat gaming operations is valid for a term of five years and legislation passed in the 1999 legislative session provides for renewals every five years thereafter. Louisiana gaming law provides that a renewal application for the period succeeding the initial five-year term of an operator’s license must be made to the Louisiana Gaming Control Board and must include a statement under oath of any and all changes in information, including financial information, provided in the previous application. The transfer of a license or an interest in a license is prohibited. A gaming license is deemed to be a privilege under Louisiana law and, as such, may be denied, revoked, suspended, conditioned or limited at any time by the Louisiana Gaming Control Board. The Isle-Lake Charles received a five-year renewal of its license on July 20, 1999.

On April 9, 2004, the Isle-Lake Charles filed applications for a second five-year renewal of its two licenses. These five-year renewal applications were approved for Grand Palais Riverboat, Inc. on August 17, 2004 and St. Charles Gaming Company, Inc. was approved on March 29, 2005.

Certain persons affiliated with a riverboat gaming licensee, including directors and officers of the licensee, directors and officers of any holding company of the licensee involved in gaming operations, persons holding 5% or greater interests in the licensee and persons exercising influence over a licensee, are subject to the application and suitability requirements of Louisiana gaming law.

The sale, purchase, assignment, transfer, pledge or other hypothecation, lease, disposition or acquisition by any person of securities that represent 5% or more of the total outstanding shares issued by a licensee is subject to the approval of the Louisiana Gaming Control Board. A security issued by a licensee must generally disclose these restrictions. Prior approval from the Louisiana Gaming Control Board is required for the sale, purchase, assignment, transfer, pledge or other hypothecation, lease, disposition or acquisition of any ownership interest of 5% or more of any non-corporate licensee or for the transfer of any “economic interest” of 5% or more of any licensee or affiliated gaming person. An “economic interest” is defined as any interest whereby a person receives or is entitled to receive, by agreement or otherwise, a profit, gain, thing of value, loan, credit, security interest, ownership interest or other benefit.

Fees payable to the state for conducting gaming activities on a riverboat include (1) $50,000 per riverboat for the first year of operation and $100,000 per year per riverboat thereafter, plus (2) 18.5% of net gaming proceeds. Legislation was passed during the 2001 legislative session that allowed those riverboats that had been required to conduct cruises, including the riverboats at the Isle-Lake Charles, to remain permanently dockside beginning April 1, 2001. The legislation also increased the gaming tax for operators from 18.5% to 21.5%. A statute also authorizes local governing authorities to levy boarding fees. We currently have development agreements in Lake Charles with certain local governing authorities in the jurisdictions in which we operate pursuant to which we make payments in lieu of boarding fees.

A licensee must notify and/or seek approval from the Louisiana Gaming Control Board in connection with any withdrawals of capital, loans, advances or distributions in excess of 5% of retained earnings for a corporate licensee, or of capital accounts for a partnership or limited liability company licensee, upon completion of any such transaction. The Louisiana Gaming Control Board may issue an emergency order for not more than ten days prohibiting payment of profits, income or accruals by, or investments in, a licensee. Unless excepted or waived by the Louisiana Gaming Control Board, riverboat gaming licensees and their affiliated gaming persons must notify the Louisiana Gaming Control Board 60 days prior to the receipt by any such persons of any loans or extensions of credit or modifications thereof. The Louisiana Gaming Control Board is required to investigate the reported loan, extension of credit or modification thereof and to determine whether an exemption exists on the requirement of prior written approval and, if such exemption is not applicable, to either approve or disapprove the transaction. If the Louisiana Gaming Control Board disapproves of a transaction, the transaction cannot be entered into by the licensee or affiliated gaming person. We are an affiliated gaming person of our subsidiaries that hold the licenses to conduct riverboat gaming at the Isle-Lake Charles.

The failure of a licensee to comply with the requirements set forth above may result in the suspension or revocation of that licensee’s gaming license. Additionally, if the Louisiana Gaming Control Board finds that the individual owner or holder of a security of a corporate license or intermediary company or any person with an economic interest in a licensee is not qualified under Louisiana law, the Louisiana Gaming Control Board may require, under penalty of suspension or revocation of the license, that the person not:

•	receive dividends or interest on securities of the corporation;

•	exercise directly or indirectly a right conferred by securities of the corporation;

•	receive remuneration or economic benefit from the licensee;

•	exercise significant influence over activities of the licensee; or

•	continue its ownership or economic interest in the licensee.

A licensee must periodically report the following information to the Louisiana Gaming Control Board, which is not confidential and is available for public inspection: (1) the licensee’s net gaming proceeds from all authorized games, (2) the amount of net gaming proceeds tax paid and (3) all quarterly and annual financial statements presenting historical data, including annual financial statements that have been audited by an independent certified public auditor.

During the 1996 special session of the Louisiana legislature, legislation was enacted placing on the ballot for a statewide election a constitutional amendment limiting the expansion of gaming, which was subsequently passed by the voters. As a result, local option elections are required before new or additional forms of gaming can be brought into a parish.

Proposals to amend or supplement Louisiana’s riverboat gaming statute are frequently introduced in the Louisiana State Legislature. There is no assurance that changes in Louisiana gaming law will not occur or that such changes will not have a material adverse effect on our business in Louisiana.

In July 2006, the subsidiary that held the Company’s license to operate a riverboat in Bossier City transferred its license to an unrelated third party.

Mississippi

In June 1990, Mississippi enacted legislation legalizing dockside casino gaming for counties along the Mississippi River, which is the western border for most of the state, and the Gulf Coast, which is the southern border for most of the state. The legislation gave each of those counties the opportunity to hold a referendum on whether to allow dockside casino gaming within its boundaries.

In its 2005 regular session, the legislature amended Mississippi law to allow gaming to be conducted on vessels or cruise vessels placed upon permanent structures located on, in or above the Mississippi River, on, in or above navigable waters in eligible counties along the Mississippi River or on, in or above the waters lying south of the counties along the Mississippi Gulf Coast. Later, after Hurricane Katrina, the Mississippi legislature again amended the law to allow land-based gaming along the Gulf Coast in very limited circumstances. Mississippi law permits unlimited stakes gaming, on a 24-hour basis and does not restrict the percentage of space that may be utilized for gaming. There are no limitations on the number of gaming licenses that may be issued in Mississippi.

The ownership and operation of gaming facilities in Mississippi are subject to extensive state and local regulation intended to:

•	prevent unsavory or unsuitable persons from having any direct or indirect involvement with gaming at any time or in any capacity;

•	establish and maintain responsible accounting practices and procedures for gaming operations;

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maintain effective control over the financial practices of licensees, including establishing minimum procedures for internal fiscal affairs and safeguarding of assets and revenues, providing reliable record keeping and making periodic reports;

•	provide a source of state and local revenues through taxation and licensing fees;

•	prevent cheating and fraudulent practices; and

•	ensure that gaming licensees, to the extent practicable, employ Mississippi residents.

State gaming regulations are subject to amendment and interpretation by the Mississippi Gaming Commission. Changes in Mississippi laws or regulations may limit or otherwise materially affect the types of gaming that may be conducted in Mississippi and such changes, if enacted, could have an adverse effect on us and our Mississippi gaming operations.

We are registered as a publicly traded corporation under the Mississippi Gaming Control Act. Our gaming operations in Mississippi are subject to regulatory control by the Mississippi Gaming Commission, the State Tax Commission and various other local, city and county regulatory agencies (collectively referred to as the “Mississippi Gaming Authorities”). Our subsidiaries have obtained gaming licenses from the Mississippi Gaming Authorities. We must obtain a waiver from the Mississippi Gaming Commission before beginning certain proposed gaming operations outside of Mississippi, and we must notify the Mississippi Gaming Commission in writing within 30 days after commencing such operations. The licenses held by our Mississippi gaming operations have terms of three years and are not transferable. The Isle-Biloxi, the Isle-Natchez and the Isle-Lula hold licenses effective from May 23, 2006, through May 22, 2009. In addition, our wholly-owned subsidiary, IOC Manufacturing, Inc. holds a manufacturer and distributor’s license, so that we may perform certain upgrades to our Mississippi player tracking system. This license has a term of three years, is effective from June 16, 2005, through June 15, 2008, and is not transferable. There is no assurance that new licenses can be obtained at the end of each three-year period of a license. Moreover, the Mississippi Gaming Commission may, at any time, and for any cause it deems reasonable, revoke, suspend, condition, limit or restrict a license or approval to own shares of stock in our subsidiaries that operate in Mississippi.

Substantial fines for each violation of Mississippi’s gaming laws or regulations may be levied against us, our subsidiaries and the persons involved. Disciplinary action against us or one of our subsidiary gaming licensees in any jurisdiction may lead to disciplinary action against us or any of our subsidiary licensees in Mississippi, including, but not limited to, the revocation or suspension of any such subsidiary gaming license.

We, along with each of our Mississippi gaming subsidiaries, must periodically submit detailed financial, operating and other reports to the Mississippi Gaming Commission and/or the State Tax Commission. Numerous transactions, including but not limited to substantially all loans, leases, sales of securities and similar financing transactions entered into by any of our Mississippi gaming subsidiaries must be reported to or approved by the Mississippi Gaming Commission. In addition, the Mississippi Gaming Commission may, at its discretion, require additional information about our operations.

Certain of our officers and employees and the officers, directors and certain key employees of our Mississippi gaming subsidiaries must be found suitable or be licensed by the Mississippi Gaming Commission. We believe that all required findings of suitability and key employee licenses related to all of our Mississippi properties have been applied for or obtained, although the Mississippi Gaming Commission at its discretion may require additional persons to file applications for findings of suitability or key employee licenses. In addition, any person having a material relationship or involvement with us may be required to be found suitable or licensed, in which case those persons must pay the costs and fees associated with such investigation. The Mississippi Gaming Commission may deny an application for a finding of suitability for any cause that it deems reasonable. Changes in certain licensed positions must be reported to the Mississippi Gaming Commission. In addition to its authority to deny an application for a finding of suitability, the Mississippi Gaming Commission has jurisdiction to disapprove a change in a licensed position. The Mississippi Gaming Commission has the power to require us and any of our Mississippi gaming subsidiaries to suspend or dismiss officers, directors and other key employees or to sever relationships with other persons who refuse to file appropriate applications or who the authorities find unsuitable to act in such capacities.

Employees associated with gaming must obtain work permits that are subject to immediate suspension under certain circumstances. The Mississippi Gaming Commission will refuse to issue a work permit to a person who has been convicted of a felony, committed certain misdemeanors or knowingly violated the Mississippi Gaming Control Act, and it may refuse to issue a work permit to a gaming employee for any other reasonable cause.

At any time, the Mississippi Gaming Commission has the power to investigate and require the finding of suitability of any record or beneficial stockholder of ours. The Mississippi Gaming Control Act requires any person who individually or in association with others acquires, directly or indirectly, beneficial ownership of more than 5% of our common stock to report the acquisition to the Mississippi Gaming Commission, and such person may be required to be found suitable. In addition, the Mississippi Gaming Control Act requires any person who, individually or in association with others, becomes, directly or indirectly, a beneficial owner of more than 10% of our common stock, as reported to the U.S. Securities and Exchange Commission, to apply for a finding of suitability by the Mississippi Gaming Commission and pay the costs and fees that the Mississippi Gaming Commission incurs in conducting the investigation.

The Mississippi Gaming Commission has generally exercised its discretion to require a finding of suitability of any beneficial owner of more than 5% of a registered publicly traded corporation’s stock. However, the Mississippi Gaming Commission has adopted a regulation that may permit certain “institutional” investors to obtain waivers that allow them to beneficially own, directly or indirectly, up to 15% (19% in certain specific instances) of the voting securities of a registered publicly traded corporation without a finding of suitability. If a stockholder who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information, including a list of beneficial owners.

Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Mississippi Gaming Commission may be found unsuitable. We believe that compliance by us with the licensing procedures and regulatory requirements of the Mississippi Gaming Commission will not affect the marketability of our securities. Any person found unsuitable who holds, directly or indirectly, any beneficial ownership of our securities beyond such time as the Mississippi Gaming Commission prescribes may be guilty of a misdemeanor. We are subject to disciplinary action if, after receiving notice that a person is unsuitable to be a stockholder or to have any other relationship with us or our subsidiaries operating casinos in Mississippi, we:

•	pay the unsuitable person any dividend or other distribution upon its voting securities;

•	recognize the exercise, directly or indirectly, of any voting rights conferred by its securities;

•	pay the unsuitable person any remuneration in any form for services rendered or otherwise, except in certain limited and specific circumstances; or

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fail to pursue all lawful efforts to require the unsuitable person to divest itself of the securities, including, if necessary, our immediate purchase of the securities for cash at a fair market value.

We may be required to disclose to the Mississippi Gaming Commission upon request the identities of the holders of any of our debt securities. In addition, under the Mississippi Gaming Control Act, the Mississippi Gaming Commission may, in its discretion, (1) require holders of our securities, including our notes, to file applications, (2) investigate such holders and (3) require such holders to be found suitable to own such securities. Although the Mississippi Gaming Commission generally does not require the individual holders of obligations such as the notes to be investigated and found suitable, the Mississippi Gaming Commission retains the discretion to do so for any reason, including but not limited to a default, or where the holder of the debt instrument exercises a material influence over the gaming operations of the entity in question. Any holder of debt securities required to apply for a finding of suitability must pay all investigative fees and costs of the Mississippi Gaming Commission in connection with such an investigation.

The Mississippi regulations provide that a change in control of us may not occur without the prior approval of the Mississippi Gaming Commission. Mississippi law prohibits us from making a public offering of our securities without the approval of the Mississippi Gaming Commission if any part of the proceeds of the offering is to be used to finance the construction, acquisition or operation of gaming facilities in Mississippi, or to retire or extend obligations incurred for one or more such purposes. The Mississippi Gaming Commission has the authority to grant a continuous approval of securities offerings and has granted such approval to us, subject to renewal every three years.

Regulations of the Mississippi Gaming Commission prohibit certain repurchases of securities of publicly traded corporations registered with the Mississippi Gaming Commission, including holding companies such as ours, without prior approval of the Mississippi Gaming Commission. Transactions covered by these regulations are generally aimed at discouraging repurchases of securities at a premium over market price from certain holders of greater than 3% of the outstanding securities of the registered publicly traded corporation. The regulations of the Mississippi Gaming Commission also require prior approval for a “plan of recapitalization” as defined in such regulations.

We must maintain in the State of Mississippi current stock ledgers, which may be examined by the Mississippi Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Mississippi Gaming Authorities. A failure to make such disclosure may be grounds for finding the record holder unsuitable. We must render maximum assistance in determining the identity of the beneficial owner.

Mississippi law requires that certificates representing shares of our common stock bear a legend to the general effect that the securities are subject to the Mississippi Gaming Control Act and regulations of the Mississippi Gaming Commission. The Mississippi Gaming Commission has the authority to grant a waiver from the legend requirement, which we have obtained. The Mississippi Gaming Commission, through the power to regulate licenses, has the power to impose additional restrictions on the holders of our securities at any time.

The Mississippi Gaming Commission enacted a regulation in 1994 requiring that, as a condition to licensure, an applicant must provide a plan to develop infrastructure facilities amounting to 25% of the cost of the casino and a parking facility capable of accommodating 500 cars. In 1999, the Mississippi Gaming Commission approved amendments to this regulation that increased the infrastructure development requirement from 25% to 100% for new casinos (or upon acquisition of a closed casino), but grandfathered existing licensees and development plans approved prior to the effective date of the new regulation. “Infrastructure facilities” include any of the following:

•	a 250-room or larger hotel of at least a two-star rating as defined by the current edition of the Mobil Travel Guide;

•	theme parks;

•	golf courses;

•	marinas;

•	entertainment facilities;

•	tennis complexes; or

•	any other facilities approved by the Mississippi Gaming Commission.

Parking facilities, roads, sewage and water systems or civic facilities are not considered “infrastructure facilities.” The Mississippi Gaming Commission may reduce the number of rooms required in a hotel if it is satisfied that sufficient rooms are available to accommodate the anticipated number of visitors. In 2003 and in 2006, the Mississippi Gaming Commission again amended its regulation regarding development plan approval but left the 100% infrastructure requirement intact. In 2007, the Mississippi Gaming Commission further amended this regulation. Among other things, the 2007 amendment retained the 100% infrastructure requirement and added a requirement that the qualified infrastructure be owned or leased by certain specified persons.

License fees and taxes are payable to the State of Mississippi and to the counties and cities in which a Mississippi gaming subsidiary’s respective operations will be conducted. The license fee payable to the state of Mississippi is based upon gross revenue of the licensee (generally defined as gaming receipts less payout to customers as winnings) and equals 4% of gross revenue of $50,000 or less per month, 6% of gross revenue in excess of $50,000 but less than $134,000 per calendar month, and 8% of gross revenue in excess of $134,000 per calendar month. The foregoing license fees are allowed as a credit against the licensee’s Mississippi income tax liability for the year paid. Additionally, a licensee must pay a $5,000 annual license fee and an annual fee based upon the number of games it operates. The gross revenue tax imposed by the Mississippi communities and counties in which our casino operations are located equals 0.4% of gross revenue of $50,000 or less per calendar month, 0.6% of gross revenue over $50,000 and less than $134,000 per calendar month and 0.8% of gross revenue greater than $134,000 per calendar month. These fees have been imposed in, among other cities and counties, Biloxi and Coahoma County. Certain local and private laws of the state of Mississippi may impose fees or taxes on the Mississippi gaming subsidiaries in addition to the fees described above.

The Mississippi Gaming Commission requires, as a condition of licensure or license renewal, that casino vessels on the Mississippi Gulf Coast that are not self-propelled must be moored to withstand a Category 4 hurricane with 155 mile-per-hour winds and 15-foot tidal surge. However, after Hurricane Katrina, Isle - Biloxi reopened its casino on shore rather than on a vessel. A 1996 Mississippi Gaming Commission regulation prescribes the hurricane emergency procedure to be used by the Mississippi Gulf Coast casinos.

The sale of food or alcoholic beverages at our Mississippi gaming locations is subject to licensing, control and regulation by the applicable state and local authorities. The agencies involved have full power to limit, condition, suspend or revoke any such license, and any such disciplinary action could (and revocation would) have a material adverse effect upon the operations of the affected casino or casinos. Certain of our officers and managers and our

Mississippi gaming subsidiaries must be investigated by the Alcoholic Beverage Control Division of the State Tax Commission in connection with liquor permits that have been issued. The Alcoholic Beverage Control Division of the State Tax Commission must approve all changes in licensed positions.

On three separate occasions since 1998, certain anti-gaming groups have proposed referenda that, if adopted, would have banned gaming in Mississippi and required that gaming entities cease operations within two years after the ban. All three referenda were declared invalid by Mississippi courts because each lacked a required government revenue impact statement.

Missouri

Conducting gambling activities and operating an excursion gambling boat in Missouri are subject to extensive regulation under Missouri’s Riverboat Gambling Act and the rules and regulations promulgated thereunder. The Missouri Gaming Commission was created by the Missouri Riverboat Gambling Act and is charged with regulatory authority over riverboat gaming operations in Missouri, including the issuance of riverboat gaming licenses. In June 2000, IOC-Kansas City, Inc., a subsidiary of ours, was issued a riverboat gaming license in connection with our Kansas City operation. In December 2001, IOC-Boonville, Inc., a subsidiary of ours, was issued a riverboat gaming license for our Boonville operation. Additionally, in June of 2007, Aztar Missouri Riverboat Gaming Company, LLC was acquired by us and operates as a subsidiary of ours under a Missouri riverboat gaming license. The entity’s name was changed to IOC-Caruthersville, LLC.

In order to obtain a riverboat gaming license, the proposed operating business entity must complete a Class A Riverboat Gaming Application, comprised of comprehensive application forms, including corroborating attachments, and undergo an extensive background investigation by the Missouri Gaming Commission. In addition, each key person associated with the applicant (including directors, officers, managers and owners of a significant direct or indirect interest in the applicant) must complete a Riverboat Gaming Application Form I and undergo a background investigation. Certain key business entities closely related to the applicant or “business entity key persons” must undergo a similar application process and background check. An applicant will not receive a license to conduct gambling activities and to operate an excursion gambling boat if the applicant and its key persons have not established good repute and moral character and no licensee shall either employ or contract with any person who has pled guilty to, or been convicted of, a felony, to perform any duties directly connected with the licensee’s privileges under a license granted by the Missouri Gaming Commission. Each license granted entitles a licensee to conduct gambling activities on an excursion gambling boat or to operate an excursion gambling boat and the equipment thereon from a specific location. The duration of the license initially runs for two one-year terms; thereafter, two-year terms. In conjunction with the renewal of each license, the Missouri Gaming Commission requires an updated Class A Riverboat Gaming Application and, prior to the renewal of the license, conducts an additional investigation of the licensee and of us with specific emphasis on new information provided in the updated Class A Riverboat Gaming Application. The Commission also licenses the serving of alcoholic beverages on riverboats and related facilities.

In determining whether to grant a license, the Commission considers the following factors, among others: (i) the integrity of the applicants; (ii) the types and variety of games the applicant may offer; (iii) the quality of the physical facility, together with improvements and equipment, and how soon the project will be completed; (iv) the financial ability of the applicant to develop and operate the facility successfully; (v) the status of governmental actions required by the facility; (vi) management ability of the applicant; (vii) compliance with applicable statutes, rules, charters and ordinances; (viii) the economic, ecological and social impact of the facility as well as the cost of public improvements; (ix) the extent of public support or opposition; (x) the plan adopted by the home dock city or county; and (xi) effects on competition.

A licensee is subject to the imposition of penalties, suspension or revocation of its license for any act that is injurious to the public health, safety, morals, good order, and general welfare of the people of the State of Missouri, or that would discredit or tend to discredit the Missouri gaming industry or the State of Missouri, including without limitation: (i) failing to comply with or make provision for compliance with the legislation, the rules promulgated thereunder or any federal, state or local law or regulation; (ii) failing to comply with any rules, order or ruling of the Missouri Gaming Commission or its agents pertaining to gaming; (iii) receiving goods or services from a person or business entity who does not hold a supplier’s license but who is required to hold such license by the legislation or the rules; (iv) being suspended or ruled ineligible or having a license revoked or suspended in any state or gaming jurisdiction; (v) associating with, either socially or in business affairs, or employing persons of notorious or unsavory reputation or who have extensive police records, or who have failed to cooperate with any officially constituted investigatory or administrative body and would adversely affect public confidence and trust in gaming; (vi) employing in any Missouri gaming operation any person known to have been found guilty of cheating or using any improper device in connection with any gambling game; (vii) use of fraud, deception, misrepresentation or bribery in securing any license or permit issued pursuant to the legislation; (viii) obtaining any fee, charge, or other compensation by fraud, deception or misrepresentation; and (ix) incompetence, misconduct, gross negligence, fraud, misrepresentation or dishonesty in the performance of the functions or duties regulated by the Missouri Riverboat Gambling Act.

Any transfer or issuance of ownership interest in a publicly held gaming licensee or its holding company that results in an entity owning, directly or indirectly, an aggregate ownership interest of 5% or more in the gaming licensee must be reported to the Missouri Gaming Commission within seven days. Further, any pledge or hypothecation of 5% or more of the ownership interest in a publicly held gaming licensee or its holding company must be reported to the Missouri Gaming Commission within seven days.

Every employee participating in a riverboat gaming operation must hold an occupational license. In addition, the Missouri Gaming Commission issues supplier’s licenses, which authorize the supplier licensee to sell or lease gaming equipment and supplies to any licensee involved in the operation of gaming activities.

Riverboat gaming activities may only be conducted on, or within 1,000 feet of the main channel of, the Missouri River or Mississippi River. Although, all of the excursion gambling facilities in Missouri are permanently moored boats or impounded barges, a two hour simulated cruise is imposed in order to ensure the enforcement of loss limit restrictions. Missouri law imposes a maximum loss per person per cruise of $500. Minimum and maximum wagers on games are set by the licensee and wagering may be conducted only with a cashless wagering system, whereby money is converted to tokens, electronic cards or chips that can only be used for wagering. No person under the age of 21 is permitted to wager, and wagers may only be taken from a person present on a licensed excursion gambling boat.

The Missouri Riverboat Gambling Act imposes a 20% wagering tax on adjusted gross receipts (generally defined as gross receipts less winnings paid to wagerers) from gambling games. The tax imposed is to be paid by the licensee to the Commission on the day after the day when the wagers were made. Of the proceeds of that tax, 10% goes to the local government where the home dock is located, and the remainder goes to the State of Missouri.

The Missouri Riverboat Gambling Act also requires that licensees pay a $2.00 admission tax to the Missouri Gaming Commission for each person admitted to a gaming cruise. One dollar of the admission fee goes to the state and one dollar goes to the home dock city in which the licensee operates. The licensee is required to maintain public books and records clearly showing amounts received from admission fees, the total amount of gross receipts and the total amount of adjusted gross receipts. In addition, all local income, earnings, use, property and sales taxes are applicable to licensees. There have been from time to time pending before the Missouri General Assembly several proposed bills which individually or in combination would, if adopted, (1) remove the loss limit restriction, (2) adjust the amount of wagering tax imposed on adjusted gross receipts of licensees and/or (3) adjust the amount of admission tax paid by the licensee for each person admitted for a gaming cruise.

Iowa

In 1989, the State of Iowa legalized riverboat gaming on the Mississippi River and other waterways located in Iowa. The legislation authorized the granting of licenses to non-profit corporations that, in turn, are permitted to enter into operating agreements with qualified persons who also actually conduct riverboat gaming operations. Such operators must likewise be approved and licensed by the Iowa Racing and Gaming Commission (the “Iowa Gaming Commission”).

The Isle-Bettendorf has the right to renew its operator’s contract with the Scott County Regional Authority, a non-profit corporation organized for the purpose of facilitating riverboat gaming in Bettendorf, Iowa, for succeeding three-year periods as long as Scott County voters approve gaming in the jurisdiction. Under the operator’s contract, the Isle-Bettendorf pays the Scott County Regional Authority a fee equal to 4.1% of the adjusted gross receipts. Further, the Isle-Bettendorf pays a fee to the City of Bettendorf equal to 1.65% of adjusted gross receipts.

In June 1994, Upper Mississippi Gaming Corporation, a non-profit corporation organized for the purpose of facilitating riverboat gaming in Marquette, Iowa, entered into an operator’s agreement for the Isle-Marquette for a period of twenty-five years. Under the management agreement, the non-profit organization is to be paid a fee of $0.50 per passenger. Further, pursuant to a dock site agreement (which also has a term of twenty-five years), the Isle-Marquette is required to pay a fee to the City of Marquette in the amount of $1.00 per passenger, plus a fixed amount of $15,000 per month and 2.5% of gaming revenues (less state wagering taxes) in excess of $20.0 million but less than $40.0 million; 5% of gaming revenues (less state wagering taxes) in excess of $40.0 million but less than $60.0 million; and 7.5% of gaming revenues (less state wagering taxes) in excess of $60.0 million.

In October 2000, the Riverboat Development Authority, a non-profit corporation entered into an operator’s agreement with the Isle-Davenport to conduct riverboat gaming in Davenport, Iowa. The operating agreement requires the Isle-Davenport to make weekly payments to the qualified sponsoring organization equal to 4.1% of each week’s adjusted gross receipts (as defined in the enabling legislation) provided that the Isle-Davenport has agreed that the qualifying sponsoring organization will be paid at least the minimum amount of $2,000,000. This agreement will remain in effect through March 31, 2009, provided that as long as Isle-Davenport has substantially complied with the Agreement, gaming laws and regulations and its agreements with the City of Davenport, the parties will enter into good faith negotiations for a new operator’s contract with reasonable equivalent economic terms to take effect April 1, 2009. In addition, the Isle-Davenport pays a docking fee, admission fee, gaming tax and a payment in lieu of taxes to the City of Davenport. Pursuant to a development agreement with the City, the Isle-Davenport has exclusive docking privileges in the City of Davenport until March 31, 2017 in consideration for this docking fee. The docking fee has both a fixed base and a per passenger increment. The fixed fee commenced April 1, 1994 at $111,759 and increases annually by 4%. The incremental component is a $0.10 charge for each passenger in excess of 1,117,579 passengers (which charge also increases by 4% per year). The City is also guaranteed an annual gaming tax of $558,789.50 per year (based on a minimum passenger floor count of 1,117,579 passengers at $0.50 per passenger). Finally, the Isle-Davenport is obligated to pay a payment in lieu of taxes to support the downtown development district. This annual lump sum payment is in the amount of $123,516 plus $0.20 per passenger in excess of 1,117,579 passengers. This payment in lieu of taxes is further subject to a minimum $226,179 per year payment.

In November 2004, the Black Hawk County Gaming Association, a non-profit corporation organized for the purpose of facilitating riverboat gaming in Waterloo, Iowa entered into an operator’s agreement with the Isle-Waterloo to conduct riverboat gaming in Waterloo, Iowa. The operating agreement requires that upon commencement of operations the Isle-Waterloo is to make weekly payments to the qualified sponsoring organization equal to 4.1% of each week’s adjusted gross receipts and an additional fee of 1.65% of each week’s adjusted gross receipts in lieu of any admission or docking fee which might otherwise be charged by the county or any city (as defined in Section 99F.1(1) of the Iowa Code). This agreement will remain in effect through March 31, 2015 and may be extended by the Isle-Waterloo so long as it holds a license to conduct gaming. In addition, the Isle-Waterloo has agreed to pay a development fee to the City. Pursuant to an admission fee administration and development agreement with the City and Black Hawk County Gaming Association the Isle-Waterloo shall pay a development fee equal to 1% of each week’s adjusted gross receipts.

Iowa law permits gaming licensees to offer unlimited stakes gaming on games approved by the Iowa Gaming Commission on a 24-hour basis. Land-based casino gaming was authorized on July 1, 2007 and the Iowa Gaming Commission now permits licensees the option to operate on permanently moored vessels or approved gambling structures. The legal age for gaming is 21.

All Iowa licenses were approved for renewal at the March 1, 2007 Iowa Gaming Commission meeting. These licenses are not transferable and will need to be renewed in March 2008 and prior to the commencement of each subsequent annual renewal period.

The ownership and operation of gaming facilities in Iowa are subject to extensive state laws, regulations of the Iowa Gaming Commission and various county and municipal ordinances (collectively, the “Iowa Gaming Laws”), concerning the responsibility, financial stability and character of gaming operators and persons financially interested or involved in gaming operations. Iowa Gaming Laws seek to: (1) prevent unsavory or unsuitable persons from having direct or indirect involvement with gaming at any time or in any capacity; (2) establish and maintain responsible accounting practices and procedures; (3) maintain effective control over the financial practices of licensees (including the establishment of minimum procedures for internal fiscal affairs, the safeguarding of assets and revenues, the provision of reliable record keeping and the filing of periodic reports with the Iowa Gaming Commission); (4) prevent cheating and fraudulent practices; and (5) provide a source of state and local revenues through taxation and licensing fees. Changes in Iowa Gaming Laws could have a material adverse effect on the Iowa gaming operations.

Gaming licenses granted to individuals must be renewed every year, and licensing authorities have broad discretion with regard to such renewals. Licenses are not transferable. The Iowa gaming operations must submit detailed financial and operating reports to the Iowa Gaming Commission. Certain contracts of licensees in excess of $100,000 must be submitted to and approved by the Iowa Gaming Commission.

Certain officers, directors, managers and key employees of the Iowa gaming operations are required to be licensed by the Iowa Gaming Commission. Employees associated with gaming must obtain work permits that are subject to immediate suspension under specific circumstances. In addition, anyone having a material relationship or involvement with the Iowa gaming operations may be required to be found suitable or to be licensed, in which case those persons would be required to pay the costs and fees of the Iowa Gaming Commission in connection with the investigation. The Iowa Gaming Commission may deny an application for a license for any cause deemed reasonable. In addition to its authority to deny an application for license, the Iowa Gaming Commission has jurisdiction to disapprove a change in position by officers or key employees and the power to require the Iowa gaming operations to suspend or dismiss officers, directors or other key employees or sever relationships with other persons who refuse to file appropriate applications or whom the Iowa Gaming Commission finds unsuitable to act in such capacities.

The Iowa Gaming Commission may revoke a gaming license if the licensee:

•	has been suspended from operating a gaming operation in another jurisdiction by a board or commission of that jurisdiction;

•	has failed to demonstrate financial responsibility sufficient to meet adequately the requirements of the gaming enterprise;

•	is not the true owner of the enterprise;

•	has failed to disclose ownership of other persons in the enterprise;

•

is a corporation 10% of the stock of which is subject to a contract or option to purchase at any time during the period for which the license was issued, unless the contract or option was disclosed to the Iowa Gaming Commission and the Iowa Gaming Commission approved the sale or transfer during the period of the license;

•	knowingly makes a false statement of a material fact to the Iowa Gaming Commission;

•	fails to meet a monetary obligation in connection with an excursion gaming boat;

•	pleads guilty to, or is convicted of a felony;

•	loans to any person, money or other thing of value for the purpose of permitting that person to wager on any game of chance;

•	is delinquent in the payment of property taxes or other taxes or fees or a payment of any other contractual obligation or debt due or owed to a city or county; or

•

assigns, grants or turns over to another person the operation of a licensed excursion boat (this provision does not prohibit assignment of a management contract approved by the Iowa Gaming Commission) or permits another person to have a share of the money received for admission to the excursion boat.

If it were determined that the Iowa Gaming Laws were violated by a licensee, the gaming licenses held by a licensee could be limited, made conditional, suspended or revoked. In addition, the licensee and the persons involved could be subject to substantial fines for each separate violation of the Iowa Gaming Laws in the discretion of the Iowa Gaming Commission. Limitations, conditioning or suspension of any gaming license could (and revocation of any gaming license would) have a material adverse effect on operations.

The Iowa Gaming Commission may also require any individual who has a material relationship with the Iowa gaming operations to be investigated and licensed or found suitable. The Iowa Gaming Commission, prior to the acquisition, must approve any person who acquires 5% or more of a licensee’s equity securities. The applicant stockholder is required to pay all costs of this investigation.

Gaming taxes approximating 22% of the adjusted gross receipts will be payable by each licensee on its operations to the State of Iowa. In addition, the second of two prepaid assessments was paid on June 1, 2006 in an amount equal to 2.152% of each licensee’s adjusted gross receipts for fiscal year 2004. These assessments will be offset by future state gaming taxes paid by each licensee with a credit for 20% of the assessments paid allowed each year beginning July 1, 2010 for five consecutive years. The state of Iowa is also reimbursed by the licensees for all costs associated with monitoring and enforcement by the Iowa Gaming Commission and the Iowa Department of Criminal Investigation.

Colorado

The State of Colorado created the Division of Gaming (“Colorado Division”) within the Department of Revenue to license, implement, regulate and supervise the conduct of limited gaming under the Colorado Limited Gaming Act. The Director of the Colorado Division (“Colorado Director”), pursuant to regulations promulgated by, and subject to the review of, a five-member Colorado Limited Gaming Control Commission (“Colorado Commission”), has been granted broad power to ensure compliance with the Colorado gaming laws and regulations (collectively, the “Colorado Regulations”). The Colorado Director may inspect without notice, impound or remove any gaming device. The Colorado Director may examine and copy any licensee’s records, may investigate the background and conduct of licensees and their employees, and may bring disciplinary actions against licensees and their employees. The Colorado Director may also conduct detailed background investigations of persons who loan money to, or otherwise provide financing to, a licensee.

The Colorado Commission is empowered to issue five types of gaming and gaming-related licenses, and has delegated authority to the Colorado Director to issue certain types of licenses and approve certain changes in ownership. The licenses are revocable and non-transferable. The failure or inability of the Isle of Capri Black Hawk, LLC (“Isle-Black Hawk”) or

CCSC/Blackhawk, Inc. (“Colorado Central Station-Black Hawk”) (each, a “Colorado Casino” or collectively, the “Colorado Casinos”), or the failure or inability of others associated with any of the Colorado Casinos, including us, to maintain necessary gaming licenses or approvals would have a material adverse effect on our operations. All persons employed by any of the Colorado Casinos, and involved, directly or indirectly, in gaming operations in Colorado also are required to obtain a Colorado gaming license. All licenses must be renewed annually, except those for key and support employees, which must be renewed every two years.

As a general rule, under the Colorado Regulations, no person may have an “ownership interest” in more than three retail gaming licenses in Colorado. The Colorado Commission has ruled that a person does not have an ownership interest in a retail gaming licensee for purposes of the multiple license prohibition if:

•	that person has less than a 5% ownership interest in an institutional investor that has an ownership interest in a publicly traded licensee or publicly traded company affiliated with a licensee;

•

a person has a 5% or more ownership interest in an institutional investor, but the institutional investor has less than a 5% ownership interest in a publicly traded licensee or publicly traded company affiliated with a licensee;

•	an institutional investor has less than a 5% ownership interest in a publicly traded licensee or publicly traded company affiliated with a licensee;

•

an institutional investor possesses voting securities in a fiduciary capacity for another person, and does not exercise voting control over 5% or more of the outstanding voting securities of a publicly traded licensee or of a publicly traded company affiliated with a licensee;

•

a registered broker or dealer retains possession of voting securities of a publicly traded licensee or of a publicly traded company affiliated with a licensee for its customers and not for its own account, and exercises voting rights for less than 5% of the outstanding voting securities of a publicly traded licensee or publicly traded company affiliated with a licensee;

•

a registered broker or dealer acts as a market maker for the stock of a publicly traded licensee or of a publicly traded company affiliated with a licensee and exercises voting rights in less than 5% of the outstanding voting securities of the publicly traded licensee or publicly traded company affiliated with a licensee;

•

an underwriter is holding securities of a publicly traded licensee or publicly traded company affiliated with a licensee as part of an underwriting for no more than 90 days after the beginning of such underwriting if it exercises voting rights of less than 5% of the outstanding voting securities of a publicly traded licensee or publicly traded company affiliated with a licensee;

•

a book entry transfer facility holds voting securities for third parties, if it exercises voting rights with respect to less than 5% of the outstanding voting securities of a publicly traded licensee or publicly traded company affiliated with a licensee; or

•	a person’s sole ownership interest is less than 5% of the outstanding voting securities of the publicly traded licensee or publicly traded company affiliated with a licensee.

Because we own the Colorado Casinos, our business opportunities, and those of persons with an “ownership interest” in us, or any of the Colorado Casinos, are limited to interests that comply with the Colorado Regulations and the Colorado Commission’s rule.

In addition, pursuant to the Colorado Regulations, no manufacturer or distributor of slot machines or associated equipment may, without notification being provided to the Colorado Division within ten days, knowingly have an interest in any casino operator, allow any of its officers or any other person with a substantial interest in such business to have such an interest, employ any person if that person is employed by a casino operator, or allow any casino operator or person with a substantial interest therein to have an interest in a manufacturer’s or distributor’s business. A “substantial interest” means the lesser of (i) as large an interest in an entity as any other person or (ii) any financial or equity interest equal to or greater than 5%. The Colorado Commission has ruled that a person does not have a “substantial interest” if such person’s sole ownership interest in such licensee is through the ownership of less than 5% of the outstanding voting securities of a publicly traded licensee or publicly traded affiliated company of a licensee.

We are a “publicly traded corporation” under the Colorado Regulations.

Under the Colorado Regulations, any person or entity having any direct or indirect interest in a gaming licensee or an applicant for a gaming license, including, but not limited to, us, Casino America of Colorado, Inc., IC Holdings Colorado, Inc., IOC Black Hawk Distribution Company, LLC or either of the two Colorado Casinos and their security holders, may be required to supply the Colorado Commission with substantial information, including, but not limited to, background information, source of funding information, a sworn statement that such person or entity is not holding his or her interest for any other party, and fingerprints. Such information, investigation and licensing (or finding of suitability) as an “associated person” automatically will be required of all persons (other than certain institutional investors discussed below) which directly or indirectly beneficially own 10% or more of a direct or indirect beneficial ownership or interest in either of the two Colorado Casinos, through their beneficial ownership of any class of voting securities of us, Casino America of Colorado, Inc., IC Holdings Colorado, Inc., IOC Black Hawk Distribution Company, LLC or either of the two Colorado Casinos. Those persons must report their interest within 10 days (including institutional investors) and file appropriate applications within 45 days after acquiring that interest (other than certain institutional investors discussed below). Persons (including institutional investors) who directly or indirectly beneficially own 5% or more (but less than 10%) of a direct or indirect beneficial ownership or interest in either of the two Colorado Casinos, through their beneficial ownership of any class of voting securities of us, Casino America of Colorado, Inc., IC Holdings Colorado, Inc., IOC Black Hawk Distribution Company, LLC or either of the two Colorado Casinos, must report their interest to the Colorado Commission within 10 days after acquiring that interest and may be required to provide additional information and to be found suitable. (It is the current practice of the gaming regulators to require findings of suitability for persons beneficially owning 5% or more of a direct or indirect beneficial ownership or interest, other than certain institutional investors discussed below.) If certain institutional investors provide specified information to the Colorado Commission within 45 days after acquiring their interest (which, under the current practice of the gaming regulators is an interest of 5% or more, directly or indirectly) and are holding for investment purposes only, those investors, in the Colorado Commission’s discretion, may be permitted to own up to 14.99% of the Colorado Casinos through their beneficial ownership in any class of voting of securities of us, Casino America of Colorado, Inc., IC Holdings Colorado, Inc., IOC Black Hawk Distribution

Company, LLC or either of the two Colorado Casinos, before being required to be found suitable. All licensing and investigation fees will have to be paid by the person in question. The associated person investigation fee currently is $59 per hour.

The Colorado Regulations define a “voting security” to be a security the holder of which is entitled to vote generally for the election of a member or members of the board of directors or board of trustees of a corporation or a comparable person or persons of another form of business organization.

The Colorado Commission also has the right to request information from any person directly or indirectly interested in, or employed by, a licensee, and to investigate the moral character, honesty, integrity, prior activities, criminal record, reputation, habits and associations of: (1) all persons licensed pursuant to the Colorado Limited Gaming Act; (2) all officers, directors and stockholders of a licensed privately held corporation; (3) all officers, directors and stockholders holding either a 5% or greater interest or a controlling interest in a licensed publicly traded corporation; (4) all general partners and all limited partners of a licensed partnership; (5) all persons that have a relationship similar to that of an officer, director or stockholder of a corporation (such as members and managers of a limited liability company); (6) all persons supplying financing or loaning money to any licensee connected with the establishment or operation of limited gaming; (7) all persons having a contract, lease or ongoing financial or business arrangement with any licensee, where such contract, lease or arrangement relates to limited gaming operations, equipment devices or premises; and (8) all persons contracting with or supplying any goods and services to the gaming regulators.

Certain public officials and employees are prohibited from having any direct or indirect interest in a license or limited gaming.

In addition, under the Colorado Regulations, every person who is a party to a “gaming contract” (as defined below) or lease with an applicant for a license, or with a licensee, upon the request of the Colorado Commission or the Colorado Director, must promptly provide the Colorado Commission or Colorado Director all information that may be requested concerning financial history, financial holdings, real and personal property ownership, interests in other companies, criminal history, personal history and associations, character, reputation in the community and all other information that might be relevant to a determination of whether a person would be suitable to be licensed by the Colorado Commission. Failure to provide all information requested constitutes sufficient grounds for the Colorado Director or the Colorado Commission to require a licensee or applicant to terminate its “gaming contract” or lease with any person who failed to provide the information requested. In addition, the Colorado Director or the Colorado Commission may require changes in “gaming contracts” before an application is approved or participation in the contract is allowed. A “gaming contract” is defined as an agreement in which a person does business with or on the premises of a licensed entity.

The Colorado Commission and the Colorado Division have interpreted the Colorado Regulations to permit the Colorado Commission to investigate and find suitable persons or entities providing financing to or acquiring securities from us, Casino America of Colorado, Inc., IC Holdings Colorado, Inc., IOC Black Hawk Distribution Company, LLC or either of the two Colorado Casinos. As noted above, any person or entity required to file information, be licensed or found suitable would be required to pay the costs thereof and of any investigation. Although the Colorado Regulations do not require the prior approval for the execution of credit facilities or issuance of debt securities, the Colorado regulators reserve the right to approve, require changes to or require the termination of any financing, including if a person or entity is required to be found suitable and is not found suitable. In any event, lenders, note holders, and others providing financing will not be able to exercise certain rights and remedies without the prior approval of the Colorado gaming authorities. Information regarding lenders and holders of securities will be periodically reported to the Colorado gaming authorities.

Except under certain limited circumstances relating to slot machine manufacturers and distributors, every person supplying goods, equipment, devices or services to any licensee in return for payment of a percentage, or calculated upon a percentage, of limited gaming activity or income must obtain an operator license or be listed on the retailer’s license where such gaming will take place.

An application for licensure or suitability may be denied for any cause deemed reasonable by the Colorado Commission or the Colorado Director, as appropriate. Specifically, the Colorado Commission and the Colorado Director must deny a license to any applicant who, among other things: (1) fails to prove by clear and convincing evidence that the applicant is qualified; (2) fails to provide information and documentation requested; (3) fails to reveal any fact material to qualification, or supplies information which is untrue or misleading as to a material fact pertaining to qualification; (4) has been convicted of, or has a director, officer, general partner, stockholder, limited partner or other person who has a financial or equity interest in the applicant who has been convicted of, specified crimes, including the service of a sentence upon conviction of a felony in a correctional facility, city or county jail, or community correctional facility or under the state board of parole or any probation department within ten years prior to the date of the application, gambling-related offenses, theft by deception or crimes involving fraud or misrepresentation, is under current prosecution for such crimes (during the pendency of which license determination may be deferred), is a career offender or a member or associate of a career offender cartel, or is a professional gambler; or (5) has refused to cooperate with any state or federal body investigating organized crime, official corruption or gaming offenses. If the Colorado Commission determines that a person or entity is unsuitable to directly or indirectly own interests in us, Casino America of Colorado, Inc., IC Holdings Colorado, Inc., or either of the two Colorado Casinos, one or more of the Colorado Casinos may be sanctioned, which may include the loss of our approvals and licenses.

The Colorado Commission does not need to approve in advance a public offering of securities but rather requires the filing of notice and additional documents prior to a public offering of (i) voting securities, and (ii) non-voting securities if any of the proceeds will be used to pay for the construction of gaming facilities in Colorado, to directly or indirectly acquire an interest in a gaming facility in Colorado, to finance the operation of a gaming facility in Colorado or to retire or extend obligations for any of the foregoing. The Colorado Commission may, in its discretion, require additional information and prior approval of such public offering.

In addition, the Colorado Regulations prohibit a licensee or affiliated company thereof, such as us, Casino America of Colorado, Inc., IC Holdings Colorado, Inc., IOC Black Hawk Distribution Company, LLC or either of the two Colorado Casinos, from paying any unsuitable person any dividends or interest upon any voting securities or any payments or distributions of any kind (except as set forth below), or paying any unsuitable person any remuneration for services or recognizing the exercise of any voting rights by any unsuitable person. Further, under the Colorado Regulations, each of the Colorado Casinos and IOC Black Hawk Distribution Company, LLC may repurchase its voting securities from anyone found unsuitable at the lesser of the cash equivalent to the original investment in the applicable Colorado Casino or IOC Black Hawk Distribution Company, LLC or the current market price as of the date of the finding of unsuitability unless such voting securities are transferred to a suitable person (as determined by the Colorado Commission) within sixty (60) days after the finding of unsuitability. A licensee or affiliated company must pursue all lawful efforts to require an unsuitable person to relinquish all voting securities, including purchasing such voting securities. The staff of Colorado Division has taken the position that a licensee or affiliated company may not pay any unsuitable person any interest, dividends or other payments with respect to non-voting securities, other than with respect to pursuing all lawful efforts to require an unsuitable person to relinquish non-voting securities, including by purchasing or redeeming such securities. Further, the regulations require anyone with a material involvement with a licensee, including a director or officer of a holding company, such as us, Casino America of Colorado, Inc., IC Holdings Colorado, Inc., IOC Black Hawk Distribution Company, LLC or either of the two Colorado Casinos, to file for a finding of suitability if required by the Colorado Commission.

Because of their authority to deny an application for a license or suitability, the Colorado Commission and the Colorado Director effectively can disapprove a change in corporate position of a licensee and with respect to any entity which is required to be found suitable, or indirectly can cause us, Casino America of Colorado, Inc., IC Holdings Colorado, Inc., IOC Black Hawk Distribution Company, LLC or the applicable Colorado Casino to suspend or dismiss managers, officers, directors and other key employees or sever relationships with other persons who refuse to file appropriate applications or who the authorities find unsuitable to act in such capacities.

Generally, a sale, lease, purchase, conveyance or acquisition of any interest in a licensee is prohibited without the Colorado Commission’s prior approval. However, because we are a publicly traded corporation, persons may acquire an interest in us (even, under current staff interpretations, a controlling interest) without the Colorado Commission’s prior approval, but such persons may be required to file notices with the Colorado Commission and applications for suitability (as discussed above) and the Colorado Commission may, after such acquisition, find such person unsuitable and require them to dispose of their interest. Under some circumstances, we may not sell any interest in our Colorado gaming businesses without the prior approval of the Colorado Commission.

Each Colorado Casino must meet specified architectural requirements, fire safety standards and standards for access for disabled persons. Each Colorado Casino also must not exceed specified gaming square footage limits as a total of each floor and the full building. Each Colorado Casino may operate only between 8:00 a.m. and 2:00 a.m., and may permit only individuals 21 or older to gamble in the casino. It may permit slot machines, blackjack and poker, with a maximum single bet of $5.00. No Colorado Casino may provide credit to its gaming patrons.

A licensee is required to provide information and file periodic reports with the Colorado Division, including identifying those who have a 5% or greater ownership, financial or equity interest in the licensee, or who have the ability to control the licensee, or who have the ability to exercise significant influence over the licensee, or who loan money or other things of value to a licensee, or who have the right to share in revenues of limited gaming, or to whom any interest or share in profits of limited gaming has been pledged as security for a debt or performance of an act. A licensee, and any parent company or subsidiary of a licensee, who has applied to a foreign jurisdiction for licensure or permission to conduct gaming, or who possesses a license to conduct foreign gaming, is required to notify the Colorado Division. Any person licensed by the Colorado Commission and any associated person of a licensee must report criminal convictions and criminal charges to the Colorado Division.

The Colorado Commission has broad authority to sanction, fine, suspend and revoke a license for violations of the Colorado Regulations. Violations of many provisions of the Colorado Regulations also can result in criminal penalties.

The Colorado Constitution currently permits gaming only in a limited number of cities and certain commercial districts in such cities.

The Colorado Constitution permits a gaming tax of up to 40% on adjusted gross gaming proceeds, and authorizes the Colorado Commission to change the rate annually. The current gaming tax rate is 0.25% on adjusted gross gaming proceeds of up to and including $2.0 million, 2% over $2.0 million up to and including $4.0 million, 4% over $4.0 million up to and including $5.0 million, 11% over $5.0 million up to and including $10.0 million, 16% over $10.0 million up to and including $15.0 million and 20% on adjusted gross gaming proceeds in excess of $15.0 million. The City of Black Hawk has imposed an annual device fee of $750 per gaming device and may revise it from time to time. The City of Black Hawk also has imposed other fees, including a business improvement district fee and transportation fee, calculated based on the number of devices and may revise the same or impose additional such fees.

Colorado participates in multi-state lotteries.

The sale of alcoholic beverages is subject to licensing, control and regulation by the Colorado liquor agencies. All persons who directly or indirectly hold a 10% or more interest in, or 10% or more of the issued and outstanding capital stock of, any of the Colorado Casinos, through their ownership of us, Casino America of Colorado, Inc., IC Holdings Colorado, Inc., or either of the two Colorado Casinos, must file applications and possibly be investigated by the Colorado liquor agencies. The Colorado liquor agencies also may investigate those persons who, directly or indirectly, loan money to or have any financial interest in liquor licensees. In addition, there are restrictions on stockholders, directors and officers of liquor licensees preventing such persons from being a stockholder, director, officer or otherwise interested in some persons lending money to liquor licensees and from making loans to other liquor licensees. All licenses are revocable and transferable only in accordance with all applicable laws. The Colorado liquor agencies have the full power to limit, condition, suspend or revoke any liquor license and any disciplinary action could (and revocation would) have a material adverse effect upon the operations of us, Casino America of Colorado, Inc., IC Holdings Colorado, Inc., or the applicable Colorado Casino. Each Colorado Casino holds a retail gaming tavern liquor license for its casino, hotel and restaurant operations.

Persons directly or indirectly interested in either of the two Colorado Casinos may be limited in certain other types of liquor licenses in which they may have an interest, and specifically cannot have an interest in a retail liquor license (but may have an interest in a hotel and restaurant liquor license and several other types of liquor licenses). No person can hold more than three retail gaming tavern liquor licenses. The remedies of certain lenders may be limited by applicable liquor laws and regulations.

Florida

In June 1995, the Florida Department of Business and Professional Regulation, acting through the Division of Pari-Mutuel Wagering (the “Florida Division”), issued its final order approving the transfer to the Company’s wholly owned subsidiary, PPI, Inc. (“PPI”), the pari-mutuel wagering permits which authorize the acceptance of pari-mutuel wagers on harness horse and quarterhorse races conducted at the Pompano Park Racetrack (“Pompano Park”) located in Pompano Beach, Florida. Harness horse racing at Pompano Park has been continuously conducted by PPI since the time it acquired the foregoing described harness horse permit through the present. In February 2007, The Florida Division issued a license to PPI to conduct 180 live evening harness racing performances at Pompano Park during the State of Florida’s fiscal year beginning July 1, 2007 to June 30, 2008. Although there is no present intention to conduct quarterhorse racing operations at Pompano Park, it is possible that PPI may do so in the future, subject to Florida Division approval.

The Florida statutes and the applicable rules and regulations of the Florida Division set forth in the Florida Administrative Code (the “Florida Law”) establish a regulatory framework for pari-mutuel wagering activities in the State of Florida, including licensing requirements, a taxing structure on pari-mutuel permitholders and requirements for payments to the horsemen, including owners and breeders. The Florida Law grants to the Florida Division full regulatory power over all permitholders and licensees, including the power to revoke or suspend any permit or license upon the willful violation by a permitholder or a licensee of the Florida Law. The Florida Division must approve any transfer of 10% or more of the stock or other evidence of ownership or equity in all pari-mutuel racing permitholders such as PPI. In addition to the power to suspend or revoke a permit or license on account of a willful violation of the Florida Law, the Florida Division is also granted the power to impose various civil penalties on the permitholder or licensee on account of other violations. Penalties may not exceed $1,000 for each count or separate offense.

Pursuant to the Florida Law, PPI is also authorized to conduct full-card pari-mutuel wagering on: (1) simulcast harness races from outside Florida throughout the racing season; and (2) night-time (after 6 p.m.) thoroughbred races conducted outside of the State of Florida if such races are simulcast into Florida by one of the Florida thoroughbred permitholders. PPI also has the right under the Florida Law to conduct full-card simulcasting of harness racing on days during which no live racing is held at Pompano Park. However, on non-race days, Pompano Park must offer to rebroadcast the foregoing simulcast signals to certain other pari-mutuel facilities located within 25 miles of Pompano Park. In addition, Pompano Park may transmit its live harness races into any dog racing or jai alai facility in Florida, including facilities in Miami-Dade and Broward Counties, for intertrack wagering. The Florida Law establishes the allocation of the pari-mutuel commission between Pompano Park and the other facilities receiving such signals.

The Florida Law authorizes pari-mutuel facilities such as Pompano Park to operate card rooms in those counties in which a majority vote of the County Commission has been obtained and a local ordinance has been adopted. The County Commission in Broward County, where Pompano Park is located, has approved the operation of cardrooms in Broward County. Although the provisions of the Florida Law regarding cardroom operations have been amended frequently by the Florida Legislature, the amendments have generally resulted in the regulatory scheme becoming more liberal as opposed to being more restrictive. Under the most recent amendments which became effective on July 1, 2007, the beneficial changes included raising the limit on the maximum bet amount from $2.00 to $5.00 with up to 3 raises allowed per round, providing less restrictive regulations for tournaments and allowing the operator to award prizes and create jackpots not tied to the amount bet.

In November 2004, the voters in the State of Florida amended the Florida State Constitution to allow the voters of Miami-Dade and Broward Counties to decide whether to approve slot machines in racetracks and jai alai frontons in their respective counties. Broward County voters approved that county’s local referendum in March 2005. Legislation enacted by the Florida

Legislature in 2006, and amended in 2007, became effective (the “Florida Slot Law”) which implemented the constitutional amendment by authorizing Pompano Park and three other pari-mutuel facilities in Broward County to offer slot machine gaming to patrons at these facilities. Although there are pari-mutuel facilities in numerous other counties in the State of Florida, slot machine gaming is presently authorized only in Broward County. In April 2007, a new casino facility was opened at Pompano Park adjacent to the harness race facility.

Under the Florida Slot law, the following regulatory provisions are applicable to slot machine gaming at Pompano Park:

•	The facility may be operated 365 days per year, 18 hours per weekday and 24 hours on weekends.

•	The maximum number of machines is 2,000 Vegas-style (Class III) slot machines per facility.

•	The annual license fee is $3,000,000.00.

•	The tax payable to the State of Florida is 50% of net slot machine revenue.

•	The machines will not accept coins or currency, but are ticket in/ticket out.

•	The minimum age to play the machines is 21 years.

•	ATMs are permitted in the facility but not on the gaming floor.

•	The Florida Division is the regulatory agency charged with the duty to enforce the provisions of the Florida Law.

PPI also pays combined county and city taxes of approximately 3.5% on the first $250 million of net slot machine revenue and 5% on net slot machine revenue over $250 million.

There is currently litigation pending which could impact PPI’s rights to conduct slot machine operations in Florida. The Florida District Court of Appeal First District recently affirmed its earlier decision to reverse a lower court decision granting summary judgment in favor of Floridians for a Level Playing Field (FLPF), of which we are a member. Although the Court based its decision on different grounds than its earlier decision, the Court ruled that a trial is necessary to determine whether FLPF failed to obtain the required number of signatures to place the constitutional amendment on the ballot. However, the Court granted FLPF’s request to certify FLPF’s appeal of the Court’s decision to the Supreme Court. On March 27, 2007, the Supreme Court of Florida released an order accepting jurisdiction to review the District Court of Appeal’s earlier decision. We believe that the Appeal’s Court decision is contrary to existing Florida law and if a trial were to be held, that FLPF would prevail on the merits. However, if FLPF is ultimately unsuccessful in the litigation, the statewide vote amending the Florida constitution to permit slot machines at pari-mutuels could be invalidated and our right to operate slot machines at Pompano Park could be eliminated.

Bahamas

In 1969, the Government of The Bahamas enacted the Lotteries and Gaming Act. This legislation, together with its regulations, governs and regulates gaming. The Gaming Board is the body that regulates the operation of casinos. The gaming license is renewable annually. All casino workers must be approved by the Board and are issued certificates, which are also renewable on an annual basis. There is a basic annual gaming tax of $200,000 payable in six equal shares. In addition a winnings tax is also imposed and is based on the following scale:

Winnings of:	$10,000,000	25%
	$10,000,001 - $16,000,000	20%
	$16,000,001 - $20,000,000	10%
	Amounts exceeding $20,000,001	5%

The Minister of Tourism has responsibility for gaming and acts in consultation with the Gaming Board. A license can be cancelled if a fraudulent or misleading representation has been supplied to the Board or if there is a breach of restrictions or conditions imposed by the Minister. There is however a right to be heard before cancellation is made final. Citizens, permanent residents and holders of work permits are prohibited from gambling. Those found doing so are guilty of an offense punishable by law. The operator may also be liable if it knowingly allows any such persons to gamble in its establishment.

Currently the Casino has an agreement to lease the premises housing its operations and a management agreement. The Casino holds a number of other licenses including one with the Port Authority of Grand Bahama, a business license and liquor and dining and dancing licenses.

On the 24th April,2007 the Isle entered into a Supplemental Heads of Agreement with the Government of the Bahamas and Hutchison Lucaya Ltd.,wherein certain concessions were granted to the Isle with respect to marketing subsidy and a reduction in gaming taxes. Such taxes were reduced to 7.5% of gross win per annum. The basic tax of $2000,000 remains payable per annum.

United Kingdom

Gaming in the UK is subject to regulation under the Gambling Act (the “Act”) which was passed by the UK Parliament on April 8, 2005 and which is being implemented in stages. It is due to come into force in its entirety on September 1, 2007, replacing the Gaming Act 1968. Under the Act, a new Gambling Commission (the “Commission”) has been created to oversee license applications and establish new regulations for gaming (including on-line gaming). It has taken over responsibilities from the Gaming Board and is working on the transition to meet this objective. The legislation will provide a significant change in regulation of the casino industry including:

•	removing the requirement that gaming facilities operate as private members’ clubs, including the statutorily prescribed 24-hour interval between membership and play; this has now occurred;

•	extending the gaming products available;

•	abolishing the demand test and permitted area rules;

•	allowing casinos specific numbers of gaming machines with a broader range of stakes and prizes;

•	allowing casinos to offer live entertainment and to advertise; and

•	allowing new categories of regional, large and small casinos.

The Act is accompanied by a significant body of detailed regulation, codes of practice, and guidance, which together with the Act will form the regulatory and compliance backdrop to gaming in the UK. The Act limited the number of regional casinos to 1 and large and small to 8 each. The Government appointed a Casino Advisory Panel to make recommendations to the Government as to location of the 17 proposed new casinos; however secondary legislation designed to implement the panel’s recommendation did not pass.

There are detailed transitional provisions in relation to existing operators, what they need to do prior to September 1, 2007 in order to keep existing licenses current and/or convert to new licenses.

The Company is an existing operator and is currently engaged in taking the necessary steps to maintain/convert its existing permissions in relation to its UK operations, The Isle Casinos Ltd and Blue Chip Casinos plc.

The Commission is primarily responsible for regulating casinos in the UK and is authorized to enforce strict codes of responsibility and is responsible for granting operating and personal licenses to commercial gambling operators and personnel working in the industry. The Commission will share, with local licensing authorities, responsibility for granting gaming and betting permissions.

Authority to provide facilities for gambling will be subject to varying degrees of regulation, depending on:

•	Type of gambling

•	Means by which it is conducted

•	People by whom and to whom it is offered

The Act removes from licensing justices all responsibility for granting gaming and betting permissions. Instead, the Commission and licensing authorities will between them assume responsibility for all those matters previously regulated by licensing justices.

The Act establishes a minimum size limit for new casinos and a casino’s gaming machine entitlement will depend on its category, and power is provided for licensing authorities to pass resolutions not to license any new casino premises in their area.

The Act introduces a new regime for gaming machines. A new definition of gaming machine is provided, together with power to prescribe categories. The Act provides certain entitlements for commercial operators to use specified numbers and categories of machines in consequence of their licenses. It also establishes permit procedures for authorizing use of lower-stake gaming machines in specific locations.

The Act makes provision for the advertising of gambling, creating new offences relating to the advertising of unlawful gambling and providing reserve powers for the Secretary of State to make regulations controlling the content of gambling advertisements.

The acquisition of a 10% equity stake, or the ability to exercise significant influence over the management of the operator where there is a lower stake, will trigger the Controller provisions under the Financial Services and Markets Act 2000. This will require notification and consent by the Commission or Regulator who will apply a number of tests to ensure that the relevant person is fit and proper, that the interests of the entity are not threatened and that compliance conditions are satisfied.

We operate casinos in Coventry, Dudley and Wolverhampton under the 1968 Gaming Act and are dealing with the formalities for continuation rights under the Act.

Non-Gaming Regulation

We are subject to certain federal, state and local safety and health, employment and environmental laws, regulations and ordinances that apply to non-gaming businesses generally, such as the Clean Air Act, Clean Water Act, Occupational Safety and Health Act, Resource Conservation Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act and the Oil Pollution Act of 1990. We have not made, and do not anticipate making, material expenditures with respect to such environmental laws and regulations. However, the coverage and attendant compliance costs associated with such laws, regulations and ordinances may result in future additional costs to our operations. For example, the Department of Transportation has promulgated regulations under the Oil Pollution Act of 1990 requiring owners and operators of certain vessels to establish through the Coast Guard evidence of financial responsibility for clean up of oil pollution. This requirement has been satisfied by proof of adequate insurance.

Our riverboats operated in Louisiana and Iowa must comply with U.S. Coast Guard requirements as to boat design, on-board facilities, equipment, personnel and safety and hold U.S. Coast Guard Certificates of Documentation and Inspection. The U.S. Coast Guard requirements also set limits on the operation of the riverboats and require licensing of certain personnel involved with the operation of the riverboats. Loss of a riverboat’s Certificate of Documentation and Inspection could preclude its use as a riverboat casino. Each of our riverboats is inspected annually and, every five years, is subject to dry-docking for inspection of its hull, which could result in a temporary loss of service.

The barges are inspected by third parties and certified with respect to stability and single compartment flooding integrity. Our casino barges must also meet local fire safety standards. We would incur additional costs if any of our gaming facilities were not in compliance with one or more of these regulations.

Regulations adopted by the Financial Crimes Enforcement Network of the U.S. Treasury Department require us to report currency transactions in excess of $10,000 occurring within a gaming day, including identification of the patron by name and social security number. U.S. Treasury Department regulations also require us to report certain suspicious activity, including any transaction that exceeds $5,000 if we know, suspect or have reason to believe that the transaction involves funds from illegal activity or is designed to evade federal regulations or reporting requirements. Substantial penalties can be imposed against us if we fail to comply with these regulations.

All of our shipboard employees, even those who have nothing to do with our operation as a vessel, such as dealers, waiters and security personnel, may be subject to the Jones Act which, among other things, exempts those employees from state limits on workers’ compensation awards.